Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Royale Energy Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),

Does Hereby Certify:

First:  That the Corporation was originally incorporated on November 22, 2016,  pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Second:  That the Corporation’s Certificate of Incorporation is amended by deleting in its entirety existing Section 1 of Article 4, and inserting in lieu thereof a new Section 1 of Article 4 reading as follows:

“This corporation is authorized to issue two classes of Capital Stock, which shall be known as Common Stock and Preferred Stock.  The total number of shares of Common Stock which this corporation is authorized to issue is 280,000,000, $0.001 par value per share, and the total number of Preferred Stock this corporation is authorized to issue is 100,000,000, $0.001 par value per share.”

Third:   The foregoing amendment was approved by the holders of all shares of the Corporation in accordance with Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 28th day of February, 2018.

Royale Energy Holdings, Inc.

By:  /s/ Jonathan Gregory
Jonathan Gregory, Chief Executive Officer